Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S R E L E A S E
Date: February 4, 2008
Contact: Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES PRELIMINARY SALES FOR QUARTER, SIX MONTHS;
BUYS BACK 374,239 SHARES; BACKLOG.
Thor Industries (NYSE:THO) announced today preliminary sales for the quarter and six months ended January 31, 2008.
Sales in the quarter were $598 million, up 2% from $584 million last year. RV sales were $504 million, up 3% from $491 million last year. Bus sales were $94 million, up from $93 million last year.
Sales in the 6 months were $1.36 billion, up 4% from $1.31 billion last year. RV sales were $1.17 billion, up 4% from $1.13 billion last year. Bus sales were a record $193 million, up 4% from $185 million last year.
Thor also announced that it purchased 374,239 of its shares in the quarter at an average price of $31.54 per share.
Backlog on January 31, 2008 was $568 million, up 4% from $545 million last year. RV backlog was $318 million, down 6% from $338 million last year. Bus backlog was $249 million, up 20% from $207 million last year. Cash on January 31, 2008 was $229 million versus $210 million last year.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. ( the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of  the Company’s Annual Report on Form 10-K for the year ended July 31, 2007.  The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.